News Release

For Further Information:
Jessica Ramsey, 248.559.0840
ir@cnfrh.com
For Immediate Release

Conifer Holdings Reports 2016 First Quarter Financial Results

Birmingham, MI, May 12, 2016 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights (all comparisons to prior year period)

•	Gross written premiums increased 20% to $25.4 million, largely due to continued growth in commercial markets of hospitality, small business, and specialty homeowners personal lines

•	Gross written premiums from its core lines of business, excluding its personal auto business in run-off, increased 25%

•	Net written premiums up 61% to $22.1 million as a result of growth in gross written premiums and lower ceded premiums due to the Company’s reduction of reliance on quota share reinsurance

•	Company strengthened reserves in its commercial auto and Florida homeowners lines

•	As a result of this strengthening, combined ratio was 112.2%, compared to 99.2% in the prior year period

•	Net loss of $2.0 million, or $0.27 per diluted share

•	Book value per share was $10.08 at March 31, 2016, compared to $10.11 at December 31, 2015

Management Comments
James Petcoff, Chairman and CEO, commented, “During the first quarter of 2016, our Company continued to execute on the strategy of growing in specialty niche markets where we have expertise, specifically in our commercial hospitality markets. We reported a 22% increase in gross written premiums in our commercial lines and also saw healthy growth in our personal lines. We continue to see favorable trends for premium growth in our core markets and are beginning to benefit from the 2015 investments in underwriting teams writing specialty lines such as security guard liability and quick service restaurants.”

Mr. Petcoff continued, “We previously announced that we determined it would be prudent to strengthen reserves in the first quarter of 2016 in our personal auto, commercial automobile and Florida homeowners businesses. We feel that these reserves should be sufficient and expect to see the impact from our personal automobile business diminish with each quarter as we go through the year.”

2016 First Quarter Financial Results Overview

	At and for the Three Months Ended March 31,
	2016	2015	% Change
(dollars in thousands, except share and per share data)

Gross written premiums	$25,393	$21,204	19.8%
Net written premiums	22,050	13,666	61.3%
Net earned premiums	20,109	14,493	38.7%

Net investment income	537	486	10.5%
Net realized investment and other gains (losses)	(8)	145	(105.5)%

Net income (loss)	(2,028)	512	**
Net income (loss) attributable to Conifer	(2,028)	463	**

Net income (loss) allocable to common shareholders	(2,028)	250	**
Net income (loss) per share, diluted	$(0.27)	$0.06

Operating income allocable to common shareholders*	(2,020)	105	**
Operating income (loss) per share, diluted*	$(0.27)	$0.02

Book value per common share outstanding, diluted	$10.08	$10.11

Weighted average shares outstanding, basic and diluted	7,638,780	4,040,872

Underwriting ratios:
Loss ratio (1)	62.4%	57.2%
Expense ratio (2)	49.8%	42.0%
Combined ratio (3)	112.2%	99.2%
* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.
** Percentage is not meaningful.
(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income.
(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and operating expenses to net earned premiums and other income.
(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.
First Quarter 2016 Premiums
Gross Written Premiums
Gross written premiums increased 19.8% in the first quarter of 2016 to $25.4 million, compared to $21.2 million in the prior year period. The Company reported growth from both its commercial and personal lines. Excluding the personal automobile business, which is in run-off, gross written premiums increased by 24.5%.

Net Written Premiums
Net written premiums increased 61.3% to $22.1 million in the first quarter of 2016, compared to $13.7 million for the prior year period, largely due to higher gross written premiums and the termination of the quota share reinsurance treaty in August of 2015 that had been put in place effective December 31, 2014.

Net Earned Premiums
Net earned premiums increased 38.7% to $20.1 million for the first quarter of 2016, compared to $14.5 million for the prior year period. The increase was primarily due to the Company retaining more earned premiums as result of the termination of its quota share reinsurance treaty.

Commercial Lines Operational Review
The Company’s commercial lines of business, which represented approximately 75.4% of total gross written premiums in the first quarter of 2016, primarily consist of property, liability, automobile and other miscellaneous coverage primarily to owner-operated small and mid-sized businesses, professional organizations and hospitality businesses such as restaurants, bars and taverns.

Commercial lines gross written premiums grew by 21.6% to $19.1 million in the first quarter of 2016. The majority of the year-to-date growth came from the commercial multi-peril and other liability lines, which together grew by 29.8%, largely from expansion in the hospitality and security services product lines.

As a result of the impact of the reserve strengthening coupled with the underwriting changes in the commercial auto line mentioned above, the overall commercial lines loss ratio was 56.1% in the first quarter of 2016 compared to 54.0% in the prior year period.

Commercial Lines Financial Review
	Three Months Ended March 31,
	2016	2015	% Change
	(dollars in thousands)

Gross written premiums	$19,144	$15,742	21.6%
Net written premiums	16,986	9.854	72.4%
Net earned premiums	15,279	9,488	61.0%

Underwriting ratios:
Loss ratio	56.1%	54.0%
Expense ratio	39.8%	32.7%
Combined ratio	95.9%	86.7%

Contribution to combined ratio from net (favorable) adverse reserve development	2.3%	(0.60)%

Accident year combined ratio	93.6%	87.3%

Personal Lines Operational Review
Personal lines, which consist of low-value dwelling and wind-exposed homeowners insurance, represented approximately 24.6% of total gross written premiums for the period.

Personal lines gross written premiums increased 14.4% to $6.2 million in the first quarter of 2016 compared to the prior year period. The premium increase was largely driven by the expansion in the Company’s low-value home dwelling and wind-exposed lines of business. The Company’s personal lines grew gross written premium in its continuing lines of business by 34.2% during the 2016 first quarter.

The Company increased its reserves in its personal auto and Florida homeowners business, which contributed to a higher loss ratio for the period of 81.9%. Excluding this development, the Company’s accident year loss ratio was 57% improved from the prior year period of 62%.

In addition, the Company’s expense ratio remained elevated in comparison to the prior year as a result of additional expenses related to the expansion of its underwriting teams in the second half of 2015 without the corresponding higher gross written premiums that it expects throughout the remainder of 2016.

Personal Lines Financial Review
	Three Months Ended March 31,
	2016	2015	% Change
	(dollars in thousands)

Gross written premiums	$6,249	$5,462	14.4%
Net written premiums	5,064	3,812	32.8%
Net earned premiums	4,830	5,005	(3.5)%

Underwriting ratios:
Loss ratio	81.9%	63.4%
Expense ratio	46.0%	24.7%
Combined ratio	127.9%	88.1%

Contribution to combined ratio from net (favorable) adverse reserve development	24.8%	1.8%

Accident year combined ratio	103.1%	86.3%

Combined Ratio Analysis

	Three Months Ended March 31,
	2016	2015

Underwriting ratios:
Loss ratio	62.4%	57.2%
Expense ratio	49.8%	42.0%
Combined ratio	112.2%	99.2%

Impact of prior year adverse development	7.8%	0.2%
Accident year combined ratio	104.4%	99.0%

Combined Ratio
The Company's combined ratio increased 13.0 points to 112.2% for the three months ended March 31, 2016, compared to 99.2% for the same period in 2015. Excluding additional reserve strengthening, the combined ratio was 104%. The combined ratio increased primarily due to the reserve strengthening cited above. Specifically, the personal automobile line incurred $547,000 of adverse development during the three months ended March 31, 2016, primarily due to greater-than-expected severity of run-off claims. The commercial automobile line incurred $858,000 of reserve strengthening during the three months ended March 31, 2016, which was primarily due to greater severity on existing claims as well. The Florida homeowners line also saw additional reserve strengthening of $758,000 for the first quarter. As discussed above, the Company chose to strengthen reserves this period in determining adequacy in the coming year.

•
Loss Ratio: The Company's loss ratio was negatively impacted by losses in the personal automobile line of business, which is in run-off, and by increased reserves in the commercial automobile line due to higher-than-expected frequency and severity of prior year losses. The personal automobile run-off continues as planned with 187 open claims outstanding at March 31, 2016, compared to 275 at year-end 2015. In response to the commercial automobile loss ratio in 2014, the commercial automobile line went through numerous underwriting adjustments during the course of 2015 such as tightening underwriting guidelines, increasing rates, and selectively writing in the most profitable geographies. These adjustments, coupled with an increased reliance on the in-house commercial automobile claims group, have helped improve results.

The table below details the impact on the Company’s loss ratio relating to these items:

	Three Months Ended March 31,
	2016	2015

Loss ratio	62.4%	57.2%
Less loss ratio impact from:
Personal automobile; in run-off	2.8%	0.5%
Commercial automobile reserve strengthening	4.2%	1.3%
Florida homeowners reserve strengthening Other net reserve adverse (favorable) development	3.7%	(0.10)%
Other net reserve (favorable) development	(2.90)%	1.5%
Adjusted loss ratio	54.6%	57.0%

•
Expense Ratio: The expense ratio was 49.8% for the first quarter of 2016, compared to 42.0% in the prior year period. The year-over-year increase was primarily due to expenses related to the hiring of new underwriting managers in commercial and personal lines (without corresponding gross written premiums), the elimination of quota share reinsurance and other incremental hiring and infrastructure investments necessary to support the Company’s anticipated growth rate. The 2016 first quarter expense ratio resulted in a 4.3 percentage point improvement from the 54.1% expense ratio reported for the fourth quarter of 2015, and the Company believes this ratio will continue to decline over time.

Operating Income (Loss)
The Company defines operating income (loss), a non-GAAP measure, as net income (loss) allocable to common shareholders excluding net realized investment gains and losses, and other gains and losses, after tax. In the first quarter of 2016, the Company reported an operating loss of $2.0 million, or $0.27 per share, compared to operating income of $105,000, or $0.02 per share for the same period in 2015.

Net Income (Loss) Allocable to Common Shareholders
In the first quarter of 2016, the Company reported a net loss of $2.0 million, or $0.27 per diluted share based on 7.6 million weighted average common diluted shares outstanding, compared to net income of $250,000, or $0.06 per diluted share, based on 4.0 million weighted average common diluted shares outstanding in the prior year period.

Balance Sheet/Investment Overview

	March 31,	December 31,
	2016	2015
	(dollars in thousands)
Cash and invested assets	$135,036	$130,427
Reinsurance recoverables on paid and unpaid losses	6,054	7,044
Total assets	184,024	177,927

Unpaid losses and loss adjustment expenses	38,488	35,422
Unearned premiums	49,763	47,916
Senior debt	13,250	12,750
Total liabilities	107,275	100,665

Total shareholders' equity *	76,749	77,262

Net written premium-to-statutory capital and surplus ratio	1.3	1.1

Average tax-equivalent book yield	2.1	2.0
Average fixed maturity duration	3.1	3.1

* In March 2015, the Company reclassified the carrying amount of its preferred stock from temporary equity to permanent equity as the redemption of the preferred stock was changed to be within the Company's control.

The Company maintains a prudent investment approach with 96% of the portfolio invested in short-term investments and fixed-income securities, with an average credit quality of AA. Only 4% of the portfolio is invested in equities.

Outlook for Remainder of 2016
Mr. Petcoff concluded, “We continue to leverage our strong balance sheet and expect to benefit from the improved capital position following our IPO last year, which allowed Conifer to eliminate its reliance on quota share reinsurance. This puts the Company in a position to retain more earnings in our growing lines of business going forward, and we expect to see high percentage increases in net premiums earned for the foreseeable future. We remain singularly focused on building a successful specialty insurer focused on underserved markets. We pursue leading positions in specialty niches that have historically favorable underwriting performance and pricing trends in comparison to the overall P&C industry. The Company expects to leverage the existing infrastructure and management expertise to vertically expand within these markets.”

Earnings Conference Call
The Company will hold a conference call/webcast on Friday, May 13th, at 8:30 a.m. ET to discuss results for the first quarter ended March 31, 2016. The Company expects to release financial results on Thursday, May 12th, after the close of the market.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:        On the Event Calendar at IR.CNFRH.com
Conference Call:    888-243-4451 (domestic) or 412-542-4135 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company
Conifer Holdings, Inc. is a Michigan-based insurance holding company formed in 2009. Through its subsidiaries, Conifer offers insurance coverage in both specialty commercial and specialty personal product lines marketing through independent agents in all 50 states. The Company completed its initial public offering in August 2015 and is traded on the Nasdaq Global Market (Nasdaq: CNFR).  Additional information is available on the Company’s website at www.CNFRH.com.

Definitions of Non-GAAP Measures
Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define operating income (loss), a non-GAAP measure, as net income (loss) allocable to common shareholders excluding net realized investment gains and losses, and other gains and losses, after-tax. We use operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of operating income and operating income per share:

	Three Months Ended March 31,
	2016	2015
(dollar in thousands, except share and per share data)

Net income (loss) allocable to common shareholders	$(2,028)	$250
Net realized investment and other gains (losses), net of tax	(8)	145
Operating income (loss) allocable to common shareholders	$(2,020)	$105

Weighted average common shares, diluted	7,638,780	4,040,872

Diluted income (loss) per common share:
Net income (loss) per share	$(0.27)	$0.06
Net realized gains, net of tax, per share	0.00	0.04
Operating income (loss) per share	$(0.27)	$0.02

Forward-Looking Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 15, 2016 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

CONIFER HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Revenue
Premiums
Gross earned premiums	$23,546	$20,974
Ceded earned premiums	(3,437)	(6,481)
Net earned premiums	20,109	14,493
Net investment income	537	486
Net realized investment gains	(8)	145
Other income	245	489
Total revenue	20,883	15,613

Expenses
Losses and loss adjustment expenses, net	12,699	8,570
Policy acquisition costs	6,003	2,595
Operating expenses	4,139	3,692
Interest expense	157	244
Total expenses	22,998	15,101

Income (loss) before income taxes	(2,115)	512
Income tax (benefit) expense	—	—
Equity earnings (losses) of affiliates, net of tax	87	—

Net income (loss)	(2,028)	512
Less net income (loss) attributable to non-controlling interest	—	49
Net income (loss) attributable to Conifer	$(2,028)	$463

Net income (loss) allocable to common shareholders	$(2,028)	$250

Earnings (loss) per common share, basic and diluted	$(0.27)	$0.06

Weighted average common shares outstanding, basic and diluted	7,638,780	4,040,872

 CONIFER HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Investment securities:
Fixed maturity securities, at fair value (amortized cost of $108,390 and $107,213, respectively)	$109,671	$107,093
Equity securities, at fair value (cost of $3,339 and $3,341, respectively)	4,380	4,240
Short-term investments, at fair value	5,142	6,391
Total investments	119,193	117,724

Cash	15,843	12,703
Premiums and agents' balances receivable, net	19,321	18,010
Receivable from affiliate	1,907	1,792
Reinsurance recoverables on unpaid losses	5,015	5,405
Reinsurance recoverables on paid losses	1,039	1,639
Ceded unearned premiums	3,988	3,483
Deferred policy acquisition costs	12,221	12,102
Other assets	5,497	5,069
Total assets	$184,024	$177,927

Liabilities and Shareholders' Equity
Liabilities:
Unpaid losses and loss adjustment expenses	$38,488	$35,422
Unearned premiums	49,763	47,916
Reinsurance premiums payable	1,369	1,069
Senior debt	13,250	12,750
Accounts payable and accrued expenses	3,768	2,758
Other liabilities	637	750
Total liabilities	107,275	100,665

Commitments and contingencies	—	—

Shareholders' equity:
Common stock, no par value (100,000,000 shares authorized; 7,610,659 and 7,644,492 issued and outstanding, respectively)	80,084	80,111
Accumulated deficit	(5,059)	(3,031)
Accumulated other comprehensive income	1,724	182
Total shareholders' equity	76,749	77,262
Total liabilities and shareholders' equity	$184,024	$177,927